Exhibit 10.5

Exhibit E – CONFESSION OF JUDGMENT

STATE OF MINNESOTA,	X
INVESTOR		Index No
Plaintiff,

AFFIDAVIT OF CONFESSION OF JUDGMENT

- against -

BRUUSH ORAL CARE, INC.,
Defendant.
X

AFFIDAVIT OF CONFESSION OF JUDGEMENT

Aneil Singh Manhas, being duly sworn, hereby deposes and says

1.	I am the Chief Executive Officer of defendant BRUUSH ORAL CARE, INC. (“Company”). As such, I am fully familiar with all the facts and circumstances recited herein on personal knowledge. Company has its principal place of business at 128 West Hastings Street, Unit 210 Vancouver, British Columbia V6B 1G8. On behalf of the Company, I hereby confess judgment in favor of _______ (“Investor”), a corporation with an office at The Block E Building, 8th Street and Main Avenue Moorhead, Minnesota, 56560, in amount equal to the fair market value on the date of this affidavit of confession of judgment of those common shares of the Company for which the Investor has submitted an exercise notice under either that certain Prefunded Common Share Purchase Warrant A and Common Share Purchase Warrant B (the “Warrants”) dated as of October 2, 2023, and in respect of which the Company has not issued common shares as required pursuant to the terms of the Warrants and any other common shares required to be issued by the Company to the Investor that have not been issued to Investor (the “Unissued Warrant Share Value”).

2.	I hereby authorize the federal courts and/or state courts located in the State of Minnesota to enter judgment against Company in an amount equal to the Unissued Warrant Share Value on or after the date of this affidavit of confession of judgment, and all other applicable penalties under the Securities Purchase Agreement, dated as of October 2, 2023 (the “Securities Purchase Agreement”), plus the cost of attorney’s fees that are set forth below, less the fair market value of any issuances of common shares made to the Investor on or after the date of this affidavit of confession of judgment, upon Company’s failure for any reason to issue its common shares to _______ Required by the Warrants..

3.	In order to secure these obligations, Company agreed to simultaneously deliver the execution of the Agreements with this Affidavit of Confession of Judgment.

The sums confessed pursuant to this affidavit of confession are justly due and owing to _______ under the following circumstances: Company entered into the Securities Purchase Agreement between Company and Investor, dated as of October 2, 2023, pursuant to which Company promised to issue 79,724 of its common shares, as well as an additional 8,350,000 common shares upon exercise of the Common Share Purchase Warrant B issued by the Company and 7,181,146 common shares upon exercise of the Prefunded Common Share Purchase Warrant A issued by the Company. The amounts confessed by this affidavit represent common shares of owed to the Investor by the Company and arises out of Company’s breach of its obligations under the Securities Purchase Agreement and Warrants by failing to issue those common shares to the Investor.

4.	Company agrees to pay any and all costs and expenses incurred by Investor in enforcing the terms of this affidavit of confession of judgment, including reasonable attorney’s fees and expenses that Investor incurs or is billed in connection with enforcing the terms of the affidavit of confession of judgment, entering any Judgment, collecting upon said Judgment, and defending or prosecuting any appeals.

BRUUSH ORAL CARE, INC.

By:
Name:	Aneil Singh Manhas
Title:	Chief Executive Officer

Signature Page to Affidavit of

Confession of Judgment

To be confirmed via notary public or docusign

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